Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD FOURTH QUARTER 2014 RESULTS

— Fourth Quarter Adjusted Earnings per Share up 15% —

Berwyn, PA, January 28, 2015 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month and full year periods ended December 31, 2014.

AMETEK’s fourth quarter 2014 sales of $1.02 billion were up 9% over the same period of 2013. Excluding Zygo integration costs of $5.2 million, or approximately $0.01 per diluted share, operating income increased 10% to a record $232.3 million, operating margins were up 40 basis points, and diluted earnings per share increased 15% to a record $0.63 per diluted share from the fourth quarter 2013.

“AMETEK had a strong fourth quarter to complete another excellent year. Strong growth, record operating performance, and the contributions from our acquired businesses allowed us to exceed our fourth quarter earnings expectations. In addition, our orders were very strong in the quarter, totaling $1.0 billion, up 10% from last year’s fourth quarter with 7% core growth,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was also very strong, with both the fourth quarter and full year results representing records. Operating cash flow was $213.3 million for the quarter and $726.0 million for the year,” continued Mr. Hermance.

For the full year, AMETEK achieved record levels of orders, sales, operating income, net income and diluted earnings per share. Full year sales were $4.02 billion, up 12% from 2013. Excluding Zygo integration costs of $18.9 million, or approximately $0.05 per diluted share, operating income in 2014 was $917.5 million, up 13%, and diluted earnings per share were $2.42, up 15% from 2013.

On a GAAP basis, in the fourth quarter operating income was $227.1 million and diluted earnings per share were $0.62. For the full year, operating income was $898.6 million, and diluted earnings per share were $2.37. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying the release.

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AMETEK ANNOUNCES RECORD FOURTH QUARTER 2014 RESULTS

Electronic Instruments Group (EIG)
For the 2014 fourth quarter, EIG sales increased 14% to $644.4 million. Operating income, excluding the Zygo integration costs, increased 11% to $168.1 million over the fourth quarter of 2013.

“EIG had a very solid fourth quarter. Strong sales growth was driven by excellent organic growth in our Aerospace business, combined with contributions from our recent acquisitions,” notes Mr. Hermance.

On a GAAP basis, EIG operating income was $162.9 million.

Electromechanical Group (EMG)
In the fourth quarter, EMG sales increased 1% to $379.8 million. Operating income in the fourth quarter increased 9% to $77.0 million. Operating margins for the quarter were 20.3%, up 150 basis points from last year’s fourth quarter.

“EMG performed very well in the quarter with excellent operating performance and solid core growth in our Precision Motion Control and Engineered Materials, Interconnects and Packaging businesses. Operating margins were up sharply driven by the sales growth and our continued Operational Excellence initiatives,” adds Mr. Hermance.

2015 Outlook
“We expect our businesses overall to show solid growth in 2015. AMETEK’s strong portfolio of differentiated businesses, proven operational capabilities, continued investment in new product development and geographic expansion, and a continued focus on strategic acquisitions should enable us to perform well in 2015 and beyond,” notes Mr. Hermance.

“We anticipate 2015 revenue to be up mid-single digits on a percentage basis from 2014. Earnings for 2015 are expected to be in the range of $2.58 to $2.63 per diluted share, up 7% to 9% over 2014, reflecting the leveraged impact of core growth, continued operational excellence initiatives, and the benefit of contributions from recent acquisitions,” adds Mr. Hermance.

“First quarter 2015 sales are expected to be up mid-single digits from last year’s first quarter. We estimate our earnings to be approximately $0.61 to $0.63 per diluted share, an increase of 7% to 11% over last year’s first quarter of $0.57 per diluted share,” concludes Mr. Hermance.

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AMETEK ANNOUNCES RECORD FOURTH QUARTER 2014 RESULTS

Conference Call
AMETEK will webcast its Fourth Quarter 2014 investor conference call on Wednesday, January 28, 2015, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2014 sales of $4.0 billion.  AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products.  AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital.  The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,024,143	$942,468	$4,021,964	$3,594,136

Operating expenses:
Cost of sales, excluding depreciation	663,463	609,845	2,597,017	2,323,642
Selling, general and administrative	117,491	106,688	462,637	398,177
Depreciation	16,105	15,390	63,724	57,238

Total operating expenses	797,059	731,923	3,123,378	2,779,057

Operating income	227,084	210,545	898,586	815,079
Other expenses:
Interest expense	(22,566)	(18,852)	(79,928)	(73,572)
Other, net	3,016	(5,230)	(13,826)	(16,712)

Income before income taxes	207,534	186,463	804,832	724,795
Provision for income taxes	55,534	50,795	220,372	207,796

Net income	$152,000	$135,668	$584,460	$516,999

Diluted earnings per share	$0.62	$0.55	$2.37	$2.10

Basic earnings per share	$0.62	$0.55	$2.39	$2.12

Weighted average common shares outstanding:
Diluted shares	246,132	246,816	247,102	246,065

Basic shares	243,990	244,659	244,885	243,915

Dividends per share	$0.09	$0.06	$0.33	$0.24

AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$644,386	$566,907	$2,421,638	$2,034,594
Electromechanical	379,757	375,561	1,600,326	1,559,542

Consolidated net sales	$1,024,143	$942,468	$4,021,964	$3,594,136

Income:
Segment operating income:
Electronic Instruments	$162,861	$151,855	$612,992	$552,110
Electromechanical	77,032	70,528	335,046	309,402

Total segment operating income	239,893	222,383	948,038	861,512
Corporate administrative and other expenses	(12,809)	(11,838)	(49,452)	(46,433)

Consolidated operating income	$227,084	$210,545	$898,586	$815,079

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$377,615	$295,203
Receivables, net	585,462	536,701
Inventories	495,896	452,848
Other current assets	128,853	84,377

Total current assets	1,587,826	1,369,129

Property, plant and equipment, net	448,446	402,790
Goodwill	2,611,270	2,408,363
Other intangibles, investments and other assets	1,766,976	1,697,620

Total assets	$6,414,518	$5,877,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$286,201	$273,315
Accounts payable and accruals	658,194	601,230

Total current liabilities	944,395	874,545

Long-term debt	1,427,825	1,141,750
Deferred income taxes and other long-term liabilities	800,482	725,486
Stockholders’ equity	3,241,816	3,136,121

Total liabilities and stockholders’ equity	$6,414,518	$5,877,902

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014		2013
EIG Segment operating income (GAAP)	$162.9	$151.9	$613.0		$552.1
Zygo integration costs	5.2	—	18.9		—
Adjusted EIG Segment operating income (Non-GAAP)	$168.1	$151.9	$631.9		$552.1

Operating income (GAAP)	$227.1	$210.5	$898.6		$815.1
Zygo integration costs	5.2	—	18.9		—
Adjusted Operating income (Non-GAAP)	$232.3	$210.5	$917.5		$815.1

Net income (GAAP)	$152.0	$135.7	$584.5		$517.0
Zygo integration costs	3.2 (1)	—	13.9	(2)	—
Adjusted Net income (Non-GAAP)	$155.2	$135.7	$598.4		$517.0

(1) Represents fourth quarter adjustments at 39.2% tax rate.
(2) Represents full year adjustments at 26.4% tax rate.

Diluted earnings per share (GAAP)	$0.62	$0.55	$2.37		$2.10
Zygo integration costs	0.01	—	0.05		—
Adjusted diluted earnings per share (Non-GAAP)	$0.63	$0.55	$2.42		$2.10

Operating income margin (GAAP)	22.2%	22.3%
Zygo integration costs	0.5%	0.0%
Adjusted Operating income margin (GAAP)	22.7%	22.3%

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.